Exhibit 10.1

October 14, 2021

Mr. Robert Tirva

Via E-mail

Re: Employment Agreement

Dear Bob:

This letter agreement (the “Agreement”) confirms the terms of your employment with Sonim Technologies, Inc. (the “Company” or “Sonim”) effective as of the date first set forth above, and supersedes your employment letter agreement with the Company dated September 9, 2019 as amended by a letter agreement between you and the Company dated December 18, 2019 (collectively referred to as the “Prior Agreement”).

1.    Position and Duties. During your employment with the Company you will serve as the Company’s President, Chief Financial Officer and Chief Operating Officer, reporting to the Company’s Board of Directors (the “Board”). Your principal place of employment will be the Company’s headquarters wherever they are located, which may change from time to time, subject to the Company’s remote work policies as in effect from time to time. Of course, Sonim may change your position, duties, and work location from time to time, as it deems necessary. You will devote your full business time and attention to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity. As a Sonim employee, you will be expected to abide by Company rules and policies and to acknowledge in writing that you have read the Company’s Employee handbook.

2.    Compensation and Benefits.

(a)    Base Salary. While you are employed by the Company, you will be paid a base salary at an annual rate of not less than $400,000, less required and designated payroll deductions and withholdings. Your base salary will be payable according to the Company’s regular payroll schedule. Your annual base salary will be reviewed from time to time and is subject to change at the discretion of the Board.

(b)    Benefits. You will be eligible to participate in the Company’s standard employee benefits pursuant to the terms, conditions and limitations of the applicable benefit plans. In the event of the consummation of a Change in Control, the Company will use its reasonable best efforts to ensure that the benefits provided to you following the Change in Control (assuming your employment continues) will be equal to or greater than the benefits provided to you as of the date of this Agreement.

(c)    Cash Bonus Plan. Beginning with the Company’s 2021 fiscal year, you will be eligible to participate under the Company’s Cash Bonus Plan, the current terms of which are set forth on Exhibit A attached hereto. At the Board’s discretion, the bonus may be paid in cash or in a combination of cash and equity, provided however that the amount of the bonus paid in equity shall not exceed 50% of your bonus payment. Notwithstanding the terms of the Company’s Cash Bonus Plan that require your continued employment through the determination date of payment of an earned cash bonus, in the event that the Company terminates your employment for any reason other than for Cause (as defined herein), or your employment terminates due to your death or permanent disability, or you resign for Good Reason, you will be entitled to receive a pro-rata payment of your Target Bonus for the year of your termination based on the number of months of your employment during the applicable bonus year.

3.    Proprietary Information Agreement and Company Policies. You have previously signed and must abide by the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”). Your Proprietary

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Information Agreement continues in effect. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third-party.

4.    No Conflicts. During the term of your employment with the Company, except on behalf of the Company, you agree not to directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, agent, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may own, as a passive investor, securities of any publicly-held competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5.    At-Will Employment Relationship. Your employment relationship is at will, meaning either you or the Company may terminate your employment relationship at any time, with or without Cause, and with or without advance notice. In addition, the Company may modify the other terms and conditions of your employment, including, but not limited to, compensation, benefits, position, title, reporting relationship and office location, from time to time in its sole discretion. Your at-will employment relationship can only be changed in a written agreement signed by you and a duly authorized member of the Board. If you cease serving as the Company’s President at a time you are also a member of the Board, you agree that this Agreement constitutes your resignation from the Board as of the date that you cease serving as the Company’s President.

6.    Severance Benefits.

(a)    Termination by the Company without Cause; Termination Due to Death or Disability; Resignation for Good Reason, Prior to a Change in Control. If at any time prior to a Change in Control, or more than thirteen (13) months after a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, or if your employment with the Company terminates due to your death or permanent disability (whether or not within thirteen (13) months after a Change in Control, and provided in each case that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, the Company will provide you the following severance benefits:

(i)    the Company will make severance payments to you in the form of salary continuation payments for a period of twelve (12) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings; and

(ii)    if you timely elect continued health insurance coverage under COBRA, the Company will reimburse you the cost of your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period

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(the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (x) twelve (12) months after your termination (y) the date you become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(b)    Termination by the Company without Cause; Resignation for Good Reason, Following a Change in Control. If at any time within thirteen (13) months after a Change in Control, the Company terminates your employment without Cause, or you resign for Good Reason, and provided such termination constitutes a Separation from Service, then subject to your obligations below, the Company will provide you with the following severance benefits:

(i)    the Company will make severance payments to you in the form of salary continuation payments for a period of eighteen (18) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings;

(ii)    if you timely elect continued health insurance coverage under COBRA, the Company will reimburse you for your COBRA Premiums through the period (the “CIC COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (x) eighteen (18) months after your termination (y) the date you become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the CIC COBRA Premium Period, you must immediately notify the Company in writing of such event; and

(iii)    Notwithstanding the terms of the Company’s Cash Bonus Plan that require your continued employment through the determination date of payment of an earned cash bonus, you will be entitled to receive 150% of your Target Bonus for the year of your termination based on full achievement (but no over-achievement) of the Company’s performance targerts then in effect under the Cash Bonus Plan.

(iv)    the vesting of any then-outstanding Company stock options/awards as of your termination date shall be accelerated in full as of your termination date.

(v)    For purposes of clarity, if you receive severance benefits under this section 6(b), you shall not be eligible for severance benefits under section 6(a).

(c)    The severance benefits described above are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement, including the non-competition and non-solicitation provisions thereof; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service; and (c) if you served on the Board at the time of the termination of your employment with the Company and if requested by the Board, your resignation from the Board to be effective no later than the date of the termination of your employment with the Company (or such other date as requested by the Board). The salary continuation payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the

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30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the effectiveness of the release, with the balance of the salary continuation payments being paid as originally scheduled.

7.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any affiliate of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any affiliate of the Company or of any statutory duty owed to the Company or any affiliate of the Company; (iv) your unauthorized use or disclosure of the Company’s or any affiliate of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your employment is either for Cause or without Cause shall be made by the Company in its sole discretion.

(b)    Change in Control. For purposes of this Agreement, the definition of a “Change in Control” is as defined in section 13(i) of the Company’s 2019 Equity Incentive Plan (as in effect on the date hereof).

(c)    Good Reason. For purposes of this Agreement, you will have “Good Reason” for your resignation from your employment with the Company if any of the following actions are taken by the Company without your express written consent:

(i)    any failure by the Company to pay, or any material reduction by the Company of (a) your base salary in effect immediately prior to such failure to pay or reduction (unless reductions comparable in amount and duration are concurrently made generally for employees of the Company with responsibilities, organizational level and title comparable to your own), or (b) your bonus compensation amount eligibility, if any, in effect immediately prior to the date of such failure to pay or such reduction (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earn); or

(ii)    the assignment of any duties, or the reduction of your responsibilities or duties, that are materially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to such assignment or reduction; provided, however, that your assignment to an operating division of an acquiring company that includes the business of the Company following an acquisition, pursuant to which your duties are commensurate with the duties you had before the acquisition, except that the business of the Company is no longer independent but contained in a division, shall not be deemed a material reduction of your responsibilities, duties, or status hereunder and your resignation in connection therewith shall not be deemed for “Good Reason;”

provided, however, that to resign for Good Reason, you must (1) provide written notice to the Chairman of the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period

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8.    Code Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

9.    Entire Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement, you are doing so voluntarily, and without reliance on any promise, warranty, representation or agreement, written or oral, other than those expressly contained herein. This Agreement supersedes any and all promises, warranties, representations or agreements, whether oral or written, including the Offer Letter. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized member of the Board.

Your Proprietary Information Agreement, the Company’s Transaction Bonus Plan, and any options and restricted stock units granted to you by the Company (which shall continue to be governed by the terms of the applicable Company equity incentive plan and applicable Company award agreement), are outside of the scope of the integration provisions of the preceding paragraph.

10.    Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, shall be enforced insofar as possible to achieve the intent of the parties.

11.    Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

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12.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

13.    Miscellaneous. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

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If these revised terms of your employment with Sonim are acceptable to you, please sign this Agreement and return it to me.

Sincerely,
Sonim Technologies, Inc.

/s/ John Kneuer
John Kneuer
Chairman of the Board

Understood and agreed to:

/s/ Robert Tirva
Robert Tirva
President, Chief Financial Officer and Chief Operating Officer

10/14/2021
Date

EXHIBIT A: CASH BONUS PLAN

A.	Subject to the discretion of the Board of Directors of the Company (the “Board”), you will be eligible for an annual Bonus that will be based upon performance targets set by the Board:

Year	Target Bonus
2021 and each year thereafter while you are employed by the Company	100% of Annual Salary

B.	The Board will determine the actual bonus to which you are entitled each year using a formula mutually agreed upon at the beginning of each year.

C.

The Company’s performance against targets for each year shall be approved by the Board as soon as practicable following completion of the respective year-end audit (the date of such determination, the “Determination Date”). The Company’s performance against targets for a year in which a Change in Control occurs shall be determined without taking into consideration any costs associated with the Change in Control that affect the Company’s financial results for that year.

D.

If approved, bonus payments will be made annually and in accordance with Company’s standard policies and procedures. Payment shall be conditioned on (1) you being in the Company’s continuous service through the relevant year’s Determination Date and (2) Sonim maintaining an agreed upon minimum cash balance at the end of the fiscal quarter immediately preceding the respective Determination Date. In the event any approved bonus amounts are not paid pursuant to the foregoing subsection (2), such amounts shall be paid to you when and if Sonim achieves the cash balance, at which time you must be in the Company’s continuous service to earn and receive such bonus payment.